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                                                                      EXHIBIT 11

             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
  WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)


                                                               SUCCESSOR    PREDECESSOR           SUCCESSOR         PREDECESSOR
                                                               ---------    -----------           ---------         -----------
                                                                 THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                        SEPTEMBER 30,
                                                               ------------------------           -----------------------------

The weighted average number of shares of
     Common Stock were as follows ....................         90,000            91,092           90,000                 95,188
                                                               ======            ======           ======                 ======


Income used in the computation of earnings per share were as follows:


                                                               SUCCESSOR    PREDECESSOR           SUCCESSOR         PREDECESSOR
                                                               ---------    -----------           ---------         -----------
                                                                 THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                        SEPTEMBER 30,
                                                               ------------------------           -----------------------------
                                                                1997              1996               1997               1996
                                                               ------            ------            -------            -------

Net Income .........................................           $5,129            $2,518            $22,300            $62,881

Dividends paid on preferred stocks .................             (130)             (130)              (390)              (393)
                                                               ------            ------            -------            -------

Income used in per share computation
      of earnings ..................................           $4,999            $2,388            $21,910            $62,488
                                                               ======            ======            =======            =======

Earnings per share .................................           $ 0.05            $ 0.04            $  0.24            $  0.66
                                                               ======            ======            =======            =======




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